EX-99.h.6.ii

MERCER FUNDS

SHAREHOLDER ADMINISTRATIVE SERVICES PLAN

WHEREAS, the Mercer Funds (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, shares of beneficial interest of the Trust are currently divided into separate series (each a “Fund” and collectively the “Funds”) listed in the attached Appendix A, as amended from time to time; and

WHEREAS, the shares of beneficial interest of each Fund are further divided into separate classes of shares (the “Classes”) with respect to each Fund, including those listed in the attached Appendix A, as amended from time to time; and

WHEREAS, the Trust, on behalf of the Funds, desires to arrange for the provision of certain non-distribution related shareholder administrative services to the holders of the Classes of the Funds listed on Appendix A under the terms and conditions described herein;

NOW, THEREFORE, the Trust hereby adopts this Shareholder Administrative Services Plan (the “Plan”) on behalf of the Classes of shares of the Funds listed on Appendix A, subject to the following terms and conditions:

1. Each of the Classes of shares listed on Appendix A is authorized to pay fees (collectively, the “Fee”) to those parties that provide, or that arrange for the provision of, certain types of non-distribution related shareholder administrative services (the “Shareholder Administrative Services”) that are provided to the shareholders of the Classes of the Funds listed on Appendix A (“Shareholders”). The Fee may be paid to MGI Funds Distributors, LLC (the “Distributor”), Mercer Investment Management, Inc. (“MIM”) or their affiliates (collectively, “MIM Entities”), or to such banks, broker-dealers, trust companies, insurance companies, financial planners, retirement plan administrators, mutual fund supermarkets, and other similar types of third-party financial industry service providers (the “Administrative Services Providers”) that provide Shareholder Administrative Services to the Shareholders, provided that such Shareholder Administrative Services are not duplicative of the services otherwise already being provided to the Shareholders by other parties. For providing such services, the Fee shall be at the annual rate of the average daily net asset value of the subject Classes of shares of the Funds as set forth in Appendix A, as amended from time to time, but shall not be in an amount or at a rate exceeding 0.25% on an annual basis of the average daily net asset value of the subject Classes of shares of the Funds. Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board of Trustees of the Trust shall determine.

2. The Fee may be used to pay: (i) MIM Entities and (ii) those Administrative Services Providers who enter into agreements with the Distributor, with MIM and/or with the Funds to provide Shareholder Administrative Services to the shareholders of the

B-1

Classes. For purposes of the Plan, the Shareholder Administrative Services shall be deemed to include:

(a) attending to shareholder correspondence, requests and inquiries, and other communications with Shareholders;

(b) assisting with exchanges and with the processing of purchases and redemptions of shares;

(c) preparing and disseminating information and documents for use by Shareholders;

(d) assisting Shareholders with purchase, exchange and redemption requests;

(e) receiving, aggregating and processing purchase and redemption orders;

(f) providing and maintaining retirement plan records;

(g) communicating periodically with Shareholders and answering questions and handling correspondence from shareholders about their accounts;

(h) acting as the sole shareholder of record and nominee for Shareholders;

(i) maintaining account records and providing Shareholders with account statements;

(j) processing dividend payments;

(k) issuing shareholder reports and transaction confirmations;

(l) providing sub-accounting services;

(m) forwarding shareholder communications to Shareholders;

(n) receiving, tabulating and transmitting proxies executed by Shareholders;

(o) disseminating information about the Funds;

(p) providing general account administration activities; and

(q) providing monitoring and oversight of non-advisory relationships with entities providing services to the Classes, including the transfer agent and those Administrative Service Providers that provide non-distribution related sub-transfer agency, administrative, sub-accounting and other similar types of non-distribution related shareholder administrative services to shareholders in the Classes.

Other expenses of an Administrative Services Provider related to Shareholder Administrative Services, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities. An Administrative Services Provider is authorized to pay its affiliates and independent third party service providers for performing Shareholder Administrative Services consistent with this Plan.

3. The Plan shall not take effect with respect to the Classes of shares of a Fund until the Plan has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan. For purposes of the Plan, a non-affiliated service provider is a service provider that is not affiliated with the Trust, the Trust’s investment advisor, any sub-advisor, or the Trust’s distributor.

4. The Plan shall continue in full force and effect as to the subject Classes of shares of a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 3 hereof.

5. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Administrative Services Providers shall provide to the Distributor or MIM, for provision to the Trustees, and the Trustees shall review such reports and information as the Trustees may require.

6. This Plan may be terminated with respect to the Classes of shares of a Fund at any time, without penalty, by vote of a majority of the Trustees and a majority of the Plan Trustees.

7. As used in this Plan, the term “majority of the outstanding voting securities” shall have the same meaning as such term has in the 1940 Act.

8. The Trust shall preserve copies of this Plan (including any amendments thereto) and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

9. The Trustees and the holders of the Classes shall not be liable for any obligations of the Trust or any Fund under this Plan, and any MIM Entity and an Administrative Services Provider or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or Shareholders.

10. The Plan may be amended at any time with respect to the Classes provided that no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval in Paragraph 3 hereof.

11. The Shareholder Administrative Services provided for herein are deemed to be non-distribution related services and are not primarily intended to result in the sale of shares of the Classes within the meaning of Rule 12b-1 under the 1940 Act.

IN WITNESS WHEREOF, the Trust has executed this Shareholder Administrative Services Plan shares on the day and year set forth below.

Date: April 1, 2019

ATTEST:	MERCER FUNDS

By:	By:
Name:	Name:	Stephen Gouthro
Title:	Title:	Vice President, Treasurer and Chief Financial Officer

Appendix A*

Mercer US Small/Mid Cap Equity Fund

Adviser Class Shares: up to 0.25 of 1%
Class I Shares: up to 0.25 of 1%
Class Y-2 Shares: up to 0.15 of 1%

Mercer Non-US Core Equity Fund

Adviser Class Shares: up to 0.25 of 1%
Class I Shares: up to 0.25 of 1%
Class Y-2 Shares: up to 0.15 of 1%

Mercer Emerging Markets Equity Fund

Adviser Class Shares: up to 0.25 of 1%
Class I Shares: up to 0.25 of 1%
Class Y-2 Shares: up to 0.15 of 1%

Mercer Global Low Volatility Equity Fund

Adviser Class Shares: up to 0.25 of 1%
Class I Shares: up to 0.25 of 1%
Class Y-2 Shares: up to 0.15 of 1%

Mercer Core Fixed Income Fund

Adviser Class Shares: up to 0.25 of 1%
Class I Shares: up to 0.25 of 1%
Class Y-2 Shares: up to 0.15 of 1%

Mercer Opportunistic Fixed Income Fund

Adviser Class Shares: up to 0.25 of 1%
Class I Shares: up to 0.25 of 1%
Class Y-2 Shares: up to 0.15 of 1%

Mercer Short Duration Fixed Income Fund

Adviser Class Shares: up to 0.25 of 1%
Class I Shares: up to 0.25 of 1%
Class Y-2 Shares: up to 0.15 of 1%

*Class Y-3 Shares do not pay any Shareholder Administrative Services Fees.

Last Amended effective February 1, 2024

25012013.5.BUSINESS